Exhibit 99.1
MEDCATH CONTACTS:

O. Edwin French	James E. Harris
President & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Corporation Announces Filing of Registration Statement
     CHARLOTTE, N.C. March 14, 2007 — MedCath Corporation (Nasdaq: MDTH) announced today the filing of a registration statement with the Securities and Exchange Commission to register for resale 7,668,741 shares of its common stock held by investment funds and individuals associated with Kohlberg Kravis Roberts and Co. and Welsh, Carson, Anderson & Stowe. The shares may be offered and sold by the selling stockholders from time to time in one or more transactions. MedCath will not receive any of the proceeds from sales by the selling stockholders.
     This news release is not an offer to sell nor is it a solicitation of an offer to buy any securities. Any offers, or solicitations to buy, will be made solely by means of a prospectus filed with the Securities and Exchange Commission.
     The registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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     Included herein are forward-looking statements, including statements with respect to an anticipated transaction. The Company does not undertake any obligation to update forward-looking information made in this release or any of its public filings.